AMENDED AND RESTATED
                                   REVOLVING
                                LOAN AGREEMENT

                                    Between

                                 EGGHEAD, INC.
                                      and
                           DJ&J SOFTWARE CORPORATION
                                 As "Borrowers"

                                      and

                          SEATTLE-FIRST NATIONAL BANK
                                      and
                         U.S. BANK OF WASHINGTON, N.A.
                                   As "Banks"

                                       and

                           SEATTLE-FIRST NATIONAL BANK
                                     As Agent


                         Dated as of September 30, 1994

10/13/94



                               TABLE OF CONTENTS


        Definitions.....................................................1

1.1     Terms Defined ..................................................1
1.1.1   "Agent It"......................................................1
1.1.2   "Affiliate".....................................................1
1.1.3   "Assessment Rate"...............................................1
1.1.4   "Banks".........................................................1
1.1.5   "Base Rate".....................................................1
1.1.6   "Borrowers".....................................................2
1.1.7   "Borrowing Notice"..............................................2
1.1.8   "Business Day"..................................................2
1.1.9   "Capital Ratio".................................................2
1.1.10  "CD Rate".......................................................2
1.1.11  "CD Rate Borrowing".............................................2
1.1.12  "Change in Control".............................................2
1.1.13  "Consolidated"..................................................2
1.1.14  "Current Ratio".................................................2
1.1.15  "Default".......................................................3
1.1.16  "DJ&J"..........................................................3
1.1.17  "Domestic Reserve percentage"...................................3
1.1.18  "Egghead".......................................................3
1.1.19  "ERISA".........................................................3
1.1.20  "Event of Default"..............................................3
1.1.21  "Fixed Rate Borrowing"..........................................3
1.1.22  "Indebtedness"..................................................3
1.1.23  "Interest Payment Dates"........................................3
1.1.24  "Interest Period"...............................................4
1.1.25  "LIBO Rate".....................................................4
1.1.26  "LIBO Rate Borrowing"...........................................4
1.1.27  "LIBO Reserve Requirements".....................................4
1.1.28  "Lien"..........................................................4
1.1.29  "Loan"..........................................................5
1.1.30  "Loan Documents"................................................5
1.1.31  "Maturity Date".................................................5
1.1.32  "Net Worth".....................................................5
1.1.33  "Notes".........................................................5
1.1.34  "Offering Rate".................................................5
1.1.35  "Overnight Rate Borrowings".....................................5
1.1.36  "Participant"...................................................5
1.1.37  "Permitted Liens"...............................................5
1.1.38  "Permitted Special Asset".......................................5
1.1.39  "Permitted Special Asset Expenditures"..........................5
1.1.40  "Permitted Special Asset Operating Lease Rentals"...............6
1.1.41  "Person"........................................................6
1.1.42  "Plan"..........................................................6
1.1.43  "Prime Rate"....................................................6
1.1.44  "Prime Rate Borrowing"..........................................6
1.1.45  "50% Pro Rata Share"............................................6
1.1.46  "Seafirst"......................................................6
1.1.47  "Seafirst Overnight Rate".......................................6
1.1.48  "Seafirst Overnight Rate Borrowing".............................6
1.1.49  "Spread"........................................................6
1.1.50  "Subsidiary"....................................................7
1.1.51  "U.S. Bank".....................................................7
1.1.52  "U.S Bank Overnight Rate".......................................7
1.1.53  "U.S. Bank Overnight Rate Borrowing"............................7
1.2     Accounting Terms................................................7
1.3     Section References..............................................7
2.      Parties; Loan Purpose...........................................7
2.1     Parties.........................................................7
2.2     Borrowers' Loan Request.........................................8
3.      Revolving Loan..................................................8
3.1     Loan Commitment.................................................8
3.2     Use ofProceeds..................................................8
3.3     Note............................................................8
3.4     Advances:  Borrowing Notices....................................8
3.5     Interest Rates..................................................9
3.6     Repayment......................................................10
3.7     Extensions., Renewals, or Modifications........................10
3.8     Revolving Loan Commitment Fee..................................10
4.      Method of Payment..............................................10
4.1     Collected Funds................................................10
4.2     Book Entry Loan Account........................................10
5.      Bank Accounts; Setoff..........................................11
6.      Interest Rates; Change in Circumstances........................11
6.l     Basis for Determining Interest Rate Inadequate or Unfair.......11
6.2     Illegality.....................................................11
6.3     Interest Cost..................................................12
6.4     Effect on Prime Rate Loans.....................................12
6.5     Reimbursement of Additional Marginal Cost of Funds.............13
7.      Conditions Precedent for Advances Under the Loan...............13
7.1     No Default or Event of Default.................................13
7.2     Opinion of Counsel.............................................13
7.3     Correctness of Representations and Warranties..................13
7.4     The Note; Loan Documents.......................................13
7.5     Corporate Proceedings..........................................13
7.6     Conditions to Initial Advance Subsequent to Amendment..........14
8.      Affirmative Covenants..........................................14
8.1     Financial Data.................................................14
8.2     Licenses and Permits...........................................15
8.3     Maintenance of Properties......................................15
8.4     Insurance......................................................15
8.5     Maintenance of Records.........................................16
8.6     Inspection.....................................................16
8.7     Corporate Existence............................................16
8.8     Notice of Disputes and Other Matters...........................16
8.9     Exchange of Notes..............................................16
8.10    Other Agreements...............................................16
8.11    Further Assurances.............................................16
8.12    Notification of Defaults.......................................16
9.      Negative Covenants.............................................16
9.1     Indebtedness...................................................16
9.2     Dividends and Distributions....................................17
9.3     Transactions with Affiliates...................................17
9.4     Advances and Loans.............................................17
9.5     Investments....................................................17
9.6     Merger and Acquisition.........................................18
9.7     Type of Business...............................................18
9.8     Pension Plan...................................................18
9.9     Capital Ratio..................................................18
9.10    Net Worth......................................................18
9.11    Current Ratio..................................................18
9.12    Negative Pledge................................................18
9.13    Capital Expenditures...........................................19
10.     Representations and Warranties.................................20
1O.1    Corporate Status...............................................20
10.2    Power and Authority............................................20
10.3    No Violation of Agreement......................................20
10.4    Recording and Enforceability...................................21
10.5    Litigation.....................................................21
10.6    Good Title to Properties.......................................21
10.7    Condition of Properties........................................21
10.8    Financial Statements...........................................21
10.9    Outstanding Indebtedness.......................................21
10.10   Taxes..........................................................21
10.11   License Fees...................................................22
10.12   Trademarks.....................................................22
10.13   Disclosure.....................................................22
10.14   Regulations U and X............................................22
10.15   Compliance with Securities Laws................................22
11.     Default........................................................22
11.1    Events of Default..............................................22
11.1.1  Principal Payment..............................................22
11.1.2  Interest Payment...............................................22
11.1.3  Other Payments.................................................23
11.1.4  Cross Default Material Indebtedness............................23
11.1.5  Cross Default Other Indebtedness...............................23
11.1.6  FalseRepresentation............................................23
11.1.7  Breach of Covenant.............................................23
11.1.8  Other Failure to Perform.......................................23
11.1.9  Breach of Loan Document........................................23
11.1.10 Change in Control..............................................23
11.1.11 Government Seizure.............................................23
11.1.12 Judgment.......................................................24
11.1.13 Bankruptcy: Liquidation........................................24
11.2    Acceleration; Remedies.........................................24
12.     Miscellaneous..................................................25
12.1    Notices........................................................25
12.2   Borrowers' Notice of Default by Agent or Banks.................25
12.3   Payment of Expenses............................................26
12.4   Fees and Commissions...........................................26
12.5   No Waiver......................................................26
12.6   Entire Agreement and Amendments................................26
12.7   Benefit of Agreement...........................................26
12.8   Severability...................................................27
12.9   Exhibits.......................................................27
12.10  Governing Law..................................................27
12.11  Holidays.......................................................27
12.12  Counterparts...................................................27
12.13  No Oral Agreements.............................................27

EXHIBITS:
Exhibit A-1    Revolving Note
Exhibit A-2    Revolving Note

                           AMENDED AND RESTATED
                         REVOLVING LOAN AGREEMENT

THIS AGREEMENT, entered into as of this 30th day of September
1994, to be effective as of October 1, 1994, by and among EGGHEAD Inc., and DJ&J SOFTWARE CORPORATION, as Borrowers, and SEATTLE-FIRST NATIONAL BANK and U.S. BANK OF WASHINGTON, NATIONAL ASSOCIATION, as Banks, and SEATTLE-FIRST NATIONAL BANK as Agent, amends and restates the Revolving Loan Agreement dated as of September 30, 1993. For and in consideration of the mutual covenants and conditions set forth herein the parties agree as follows:

1.  Definitions.

1.1 Terms Defined. As used herein, the following terms shall have the meanings set forth below:

1.1.1 "Agent" means Seafirst in its capacity as agent for itself and U.S Bank hereunder.

1.1.2 "Affiliate" means a Person that, now or hereafter, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with Borrowers. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management of such corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

1.1.3 "Assessment Rate" means for any Interest Period for each CD
Rate Borrowing, the maximum annual assessment rate (rounded upwards, if necessary, to the next higher 1/100th of one percent) incurred by Agent in providing insurance (through the Federal Deposit Insurance Corporation or any successor) for time deposits in effect on the first day of the Interest Period of the requested CD Rate Borrowing.

1.1.4 "Banks" means Seafirst and U.S. Bank, or either of them, as the context may or shall require.

1.1.5 "Base Rate" means for any Interest Period for each CD Rate Borrowing, anannual rate (based on the actual number of days elapsed over a year of 360 days), determined by Agent as the rate set forth as the rate in effect as of the first day of the Interest Period for a period equal to the Interest Period in the weekly statistical release H.15(519) published by the Board of Governors of the Federal Reserve System under the caption "CDs (Secondary Market)", or, if said rate is not published as of the first day of the Interest Period, the rate for a period equal to the Interest Period appearing as of said date under the caption "Certs of Deposit" on the display designated as "Page 120" on the Telerate Service (or such other page as may replace Page 120 on such service or, if none, such other available service displaying a composite of rates offered for U.S. Dollar Certificates of Deposit as reported by the Federal Reserve System). If there is no period equal to the Interest Period on the display, the CD Rate shall be determined by straight-line interpolation to the nearest month (or week or day if expressed in weeks or days) corresponding to the Interest Period between the two nearest neighboring periods on the display.

1.1.6 "Borrowers" means Egghead and D J & J, or either of them, as the context may or shall require, and shall include the successors of Egghead and D J & J, respectively. All obligations of Borrowers hereunder and pursuant to any of the other Loan Documents shall be joint and several.

1.1.7 "Borrowing Notice" has the meaning set forth in Section 3.4.1.

1.1.8 "Business Day" means any day except a Saturday, Sunday, or other day on which national banks in the state of Washington are authorized or required by law to close.

1.1.9 "Capital Ratio" means the ratio of Borrowers' Consolidated
Indebtedness (including contingent liabilities) to Borrowers'
Consolidated Net Worth.

1.1.10 "CD Rate" shall mean for each CD Rate Borrowing an interest rate per annum equal to:

  (a) The Base Rate divided by a number equal to one minus the Domestic Reserve Percentage: plus

  (b) Sum of the Assessment Rate, the Spread and all estimated processing, brokerage, delivery and related costs (expressed as a decimal):

[(Base Rate)/(1.00-Domestic Reserve Percentage)] + Assessment Rate & Spread & Costs

The CD Rate shall be rounded to the nearest 1/100 of 1%, and shall be adjusted automatically as of the effective date of any change in the Domestic Reserve Percentage.

1.1.11 "CD Rate Borrowing" means any borrowing under the Loan for which Borrowers have elected for the application of the CD Rate.
Computations of interest for a CD Rate Borrowing shall be based upon a 360 day year for the actual number of days elapsed.

1.1.12 "Change in Control" means the acquisition by any Person, or any two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of outstanding shares of voting stock of either Borrowers representing more than 50% of voting control of such Borrowers, which Person or Persons currently have beneficial ownership of 50% or less of the outstanding voting shares of voting stock of such Borrowers.

1.1.13 "Consolidated" means the aggregate of the applicable financial figures of Borrowers and the Subsidiaries as determined in accordance with generally accepted accounting principles.

1.1.14 "Current Ratio" means the ratio of Borrowers' consolidated current assets to Borrowers' consolidated current liabilities. For purposes of calculating Current Ratio, Borrowers' consolidated current liabilities shall include the Loan.

1.1.15 "Default" means any condition or event which constitutes an Event of Default, or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

1.1.16 "DJ&J" means DJ&J Software Corporation, a Washington corporation, and a wholly owned subsidiary of Egghead.

1.1.17 "Domestic Reserve Percentage" means, for any Interest
Period for each CD Rate Borrowing, that percentage (expressed as a decimal) representing the maximum reserve, asset and special deposit requirements of Agent under Regulation D and any other applicable governmental regulation, as prescribed by the Board of Governors of the Federal Reserve System, with respect to new non-personal time deposits in United States dollars in an amount and with a maturity equivalent to the requested CD Rate Loan. The CD Rate shall be adjusted automatically as of the effective date of any change in the Domestic Reserve Percentage.

1.1.18 "Egghead" means Egghead, Inc., a Washington corporation.

1.1.19 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.1.20 "Event of Default" has the meaning set forth in Section
11.1.

1.1.21 "Fixed Rate Borrowing" means CD Rate Borrowings, LIBO Rate
Borrowings and Overnight Rate Borrowings.

1.1.22 "Indebtedness" means all items which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of the balance sheet as of the date "Indebtedness" is to be determined, and guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations in respect of the obligations of other Persons.

1.1.23 "Interest Payment Dates" mean:

(a)  As to any CD Rate Borrowing, every 30 days after the CD Rate
Borrowing is made and the last day of the Interest Period;

(b) As to any LIBO Rate Borrowing, the day of each calendar month corresponding to the date the LIBO Rate Borrowing was made commencing on the first such day to occur after the LIBO Rate Borrowing is made and on the last day of the Interest Period: if for any succeeding month there is not a day corresponding to the day the LIBO Rate Borrowing was made, then on the last day of such month;

(c) As to any Prime Rate Borrowing, the first day of each calendar month commencing on the first such day to occur after the Prime Rate Borrowing is made and continuing on the first day of each calendar month thereafter through the first day of the calendar month immediately succeeding the calendar month the Prime Rate Borrowing is converted to another interest rate option; and

(d) As to any Overnight Rate Borrowing, the first day of the calendar month commencing after the Overnight Rate Borrowing is made.

(e) In the event that any Interest Payment Date would fall on a day other than a Business Day, the Interest Payment Date shall be the next succeeding Business Day, and if the Interest Payment Date is also the last day of an Interest Period, the Interest Period shall be likewise extended; provided, however, if with respect to any LIBO Rate Borrowing the next Business Day falls in the next calendar month, the Interest Period shall end on, and the Interest Payment Date shall be, the preceding Business Day.

1.1.24 "Interest Period" means (a) for any CD Rate Borrowing, the
30, 60, 90 or 180 day period designated by Borrowers in a Borrowing Notice; and (b) for any LIBO Rate Borrowing, the one, two, three, or six month period designated by Borrowers in a Borrowing Notice. Borrowers may not elect any Interest Period ending later than the Maturity Date of the Loan.

1.1.25 "LIBO Rate" means for each LIBO Rate Borrowing the interest rate per annum equal to:

	(a) The Offering Rate divided by a number equal to one minus the LIBO Reserve Requirements; plus

(b) The sum of the Spread plus all estimated processing, brokerage, delivery and related costs (expressed as a decimal):

[(Offering Rate)/(1.00-LIBO Reserve Requirements)] + Costs &
Spread

The LIBO Rate shall be rounded to the nearest 1/100 of 1%, and shall be adjusted automatically as of the effective date of any change in the LIBO Reserve Requirements.

1.1.26 "LIBO Rate Borrowing" means any borrowing under the Loan for which Borrowers have elected a rate based upon the LIBO Rate to apply. Computations of interest for a LIBO Rate Borrowing shall be based upon a 360 day year for the actual number of days elapsed.

1.1.27 "LIBO Reserve Requirements" means for any Interest Period for each LIBO Rate Borrowing, the aggregate of the maximum reserve requirements during such Interest Period (expressed as a decimal), including, without limitation, basic, supplemental, marginal and emergency reserves, under any governmental regulation governing reserve requirements for Eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank of the Federal Reserve System. The LIBO Rate shall be adjusted automatically as of the effective date of any change in the LIBO Reserve Requirements.

1.1.28 "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind in respect of any property (including any created by, arising under or evidenced by any conditional sales or other title retention agreement, the interest of any lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing or the filing of a financing statement under the Uniform Commercial Code or any comparable law naming the owner of the asset to which such statement relates as the debtor, but not including the interest of the lessor under an operating lease.

1.1.29 "Loan" has the meaning set forth in Section 3.1.

1.1.30 "Loan Documents" means this Agreement, the Notes and all other agreements, instruments, and documents arising out of or relating to this Agreement or the Loan, as well as all renewals and modifications thereof.

1.1.31 "Maturity Date" means the date defined as such in Section
3.1 or such earlier date the Loan becomes due and payable in accordance with Section 11.2.

1.1.32 "Net Worth" means Borrowers' Consolidated tangible net worth determined in accordance with generally accepted accounting principles.

1.1.33 "Notes" means the revolving promissory notes as set forth in Section 3.3, as well as all renewals and modifications thereof.

1.1.34 "Offering Rate" means for any Interest Period for each LIBO
Rate Borrowing, an annual rate (based on the actual number of days elapsed over a year of 360 days), at which deposits in United States dollars are offered to major banks in the London Interbank Market at approximately 11:00 a.m. (London time) two London Banking Days before the first day of such Interest Period in a dollar amount and with a maturity substantially equal to the requested LIBO Rate Borrowing as it appears on the Reuters Screen LIBO Page. If two or more such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such date shall be the arithmetic mean of such offered rates.

1.1.35 "Overnight Rate Borrowings" means Seafirst Overnight Rate
Borrowings and U.S. Bank Overnight Rate Borrowings.

1.1.36 "Participant" has the meaning set forth in Section S.

1.1.37 "Permitted Liens" has the meaning set forth in Section
9.12.

1.1.38 "Permitted Special Asset" means each of (i) ---------------

1.1.39 "Permitted Special Asset Expenditures" means capital expenditures for the acquisition of one or both Permitted Special Assets, not exceeding $15,000,000 in the aggregate during any rolling
(4) fiscal quarter period (as that period is described in Section 9.13); provided such capital expenditure is originally financed or refinanced within 180 days after acquisition of the Permitted Special Asset by long term Permitted Indebtedness, additional equity or capital leases.

1.1.40 "Permitted Special Asset Operating Lease Rentals" means rental payments under operating leases for the use of a Permitted
Special Asset, not exceeding $2,000,000 in the aggregate during any rolling four (4) fiscal quarter period (as that period is described in Section 9.13).

1.1.41 "Person" means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise, or any government or political subdivision or agency, department, or instrumentality thereof.

1.1.42 "Plan" means an employee pension benefit plan that is covered by ERISA or subject to the minimum funding standards under
Section 412 of the Internal Revenue Code of 1986 and is either (a) maintained by Borrowers or any Affiliate for employees of Borrowers or
(b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrowers or any Affiliate are then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

1.1.43 "Prime Rate" means the floating commercial loan reference rate of Agent, publicly announced from time to time as its "prime rate," which is not necessarily the lowest rate charged to any classification of Agent customers. For purposes of this Agreement, each time the Prime Rate shall change, a contemporaneous change will occur in the interest rate charged to Borrowers on Prime Rate Borrowings effective upon the announcement or publication of any such change in the Prime Rate. Agent shall not be obligated to notify Borrowers of any change in the Prime Rate; however, the Prime Rate is available upon inquiry of Agent.

1.1.44 "Prime Rate Borrowing" means any borrowing that, pursuant to the terms of this Agreement, bears interest at a rate based upon the Prime Rate. Computations of interest for a Prime Rate Borrowing shall be based upon a 360 day year for the actual number of days elapsed.

1.1.45 "50% Pro Rata Share" means a 50% share.

1.1.46 "Seafirst" means Seattle-First National Bank, a national banking association.

1.1.47 "Seafirst Overnight Rate" means a fixed rate of interest per annum determined by Seafirst, in its sole discretion, for borrowings overnight.

1.1.48 "Seafirst Overnight Rate Borrowing" means any borrowing that, pursuant to the terms of this Agreement, bears interest at a Seafirst Overnight Rate. Computations of interest for Seafirst
Overnight Rate Borrowing shall be based upon 360 day year for the actual number of days elapsed.

1.1.49 "Spread" means:

  (a)  1.00% at all times when the Capital Ratio is 1.00 to1 or less; or

  (b)  1.25% at all times when the Capital Ratio is greater than 1.00 to 1.

Determination of the Spread shall be based on the calculation of Capital Ratio as shown in the' certificate submitted by Borrowers pursuant to subsection 8.1.2, to be effective on the day following the closing day of the period covered by such certificate (the "effective date"). If a change in Capital Ratio shows that a higher or lower Spread should have been charged for CD Rate Borrowings and/or LIBO Rate Borrowings which were accruing interest during the time period beginning on the effective date, Agent shall recalculate retroactively the interest which should have been accruing on such CD Rate Borrowings and/or LIBO Rate Borrowings, and shall notify Borrowers and Banks of the difference in amount. Within 10 days of the date of such notice, either (i) Agent shall rebate any overpayment to Borrowers, or (ii) Borrowers shall reimburse to Agent, for the benefit of Banks. any underpayment. In addition, the Spread shall be changed prospectively, beginning on the date Agent receives said certificate on CD Rate Borrowings and/or LIBO Rate Borrowings then outstanding.

1.1.50 "Subsidiary" means a corporation 80% or more of the outstanding voting stock of which is owned, directly or indirectly, by Borrowers or by one or more other Subsidiaries, or by Borrowers and one or more other Subsidiaries.

1.1.51 "U.S. Bank" means U.S. Bank of Washington, National
Association, a national banking association.

1.1.52 "U.S Bank Overnight Rate" means a fixed rate of interest per annum determined by U.S. Bank, in its sole discretion, for borrowings overnight.

1.1.53 "U.S. Bank Overnight Rate Borrowing" means any borrowing that, pursuant to the terms of this Agreement, bears interest at a U.S. Bank Overnight Rate. Computations of interest for a U.S. Bank Overnight Borrowing shall be based upon a 360 day year for the actual number of days elapsed.

1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited Consolidated financial statements of Egghead delivered to Bank prior to the execution of this Agreement.

1.3 Section References. References to "Section" or "subsection" shall refer to Sections or subsections of this Agreement, unless otherwise indicated.

2.	Parties; Loan Purpose.

2.1 Parties. Banks are national banking associations with their principal place of business in Seattle, Washington. Borrowers are corporations formed and existing under the laws of the state of Washington. DJ&J is engaged in the business of sales of computer software and related products to end users. Egghead is the owner of all of the issued and outstanding stock of DJ& J.

2.2 Borrowers' Loan Request. Borrowers have requested Banks to loan to Borrowers $50,000,000. The purpose of this Agreement is to set forth the terms and conditions upon which Banks will make the $50,000,000 loan to Borrowers.

3.	Revolving Loan.

3.1	Loan Commitment.  Subject to and upon the terms and
conditions set forth herein, and in reliance upon the representations, warranties, and covenants of Borrowers contained herein or made pursuant hereto, each Bank severally agrees to make its Pro Rata Share of advances to Borrowers from time to time and during the period ending September 30, 1995, (the "Maturity Date"), which Pro Rata Share for CD Rate Borrowings, LIBO Rate Borrowings and Prime Rate Borrowings for each Bank shall be its 50% Pro Rata Share, and for Overnight Borrowings shall be 100% of the Overnight Borrowing requested by Borrowers from that Bank; PROVIDED, however, that the total of all advances including Overnight Rate Borrowings made by both Banks, shall not exceed, in the aggregate principal amount at any one time outstanding, $50,000,000 (the "Loan"), and the total amount of all advances, including Overnight Rate Borrowings, made by each Bank shall not exceed, in the aggregate principal at any one time outstanding, $25,000,000. Borrowers may borrow, repay without penalty or premium, and reborrow hereunder until the Maturity Date, either the full amount of the Loan or any lesser sum; provided that in the case of any CD Rate Borrowing or LIBO Rate Borrowing, no prepayment shall be made prior to the last day of any applicable Interest Period.

3.2	Use of Proceeds.  Except for capital expenditures permitted
under Section 9.13, the proceeds of the Loan shall be used by Borrower for short term operating cash and, up to a sublimit of $10,000,000 in the aggregate outstanding at any one time, (i) for the purpose of entering into any transaction of merger or consolidation or purchase, lease, or acquisition of all or substantially all of the property or assets of any other Person; and (ii) for the purpose of entering into any transaction of purchase or acquisition of any capital stock, assets, obligations, or other securities of, any capital contribution to, or investment in or acquisition of any interest in any Person, or participation as a partner or joint venturer.

3.3	Note.  The Loan shall be evidenced by revolving promissory
notes, one to each Bank, which Borrowers shall execute and deliver contemporaneously with the execution of this Amended and Restated Agreement, in the form attached hereto as Exhibits A-1 and A-2, which notes shall replace the Notes previously executed and delivered to each respective Bank (each such original note and replacement note a "Note").

3.4	Advances: Borrowing Notices.

3.4.1	Each advance under the Loan shall be made on oral or written notice given by the Borrowers to the Agent ("Borrowing Notice") (including written requests communicated by facsimile or telecopy) from Carolyn J. Tobias, Susan V. Gutgesell, Floyd Murdock, Michelle Serpas, or Vicki R. Pelton who are and shall be authorized to request advances until written notice by Borrowers of the revocation of such authority is received by Agent. Each of the foregoing persons shall only have authority to request advances that are to be deposited into Borrowers' demand deposit accounts at either Bank.

3.4.2 Each Borrowing Notice shall specify: (a) the amount of the requested advance: (b) the interest rate option chosen by Borrowers in accordance with Section 3.5; and (c) for CD Rate Borrowings and LIBO Rate Borrowings, the applicable Interest Period for each such borrowing. Borrowing Notices shall be delivered or communicated to Agent at or before 1:00 P.M. Seattle local time on the day CD Rate Borrowings, Overnight Rate Borrowings, or Prime Rate Borrowings are advanced, and at least two Business Days before LIBO Rate Borrowings are advanced.

3.5 Interest Rates. Each time Borrowers request an advance under the Loan, or elect to convert a Prime Rate Borrowing to a Fixed Rate Borrowing, and prior to the expiration of each Interest Period for any Fixed Rate Borrowings, Borrowers shall elect one of the following-described interest rates in a Borrowing Notice:

3.5.1 A Prime Rate Borrowing which shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Prime Rate.

3.5.2 A LIBO Rate Borrowing which shall bear interest on the outstanding principal amount thereof, for the applicable Interest
Period, at a rate per annum equal to the LIBO Rate as defined in and computed pursuant to Sections 1.1.25 and 1.1.49.

3.5.3 A CD Rate Borrowing which shall bear interest on the outstanding principal amount thereof, for the applicable Interest
Period, at a rate per annum equal to the CD Rate as defined. in and computed pursuant to Sections 1.1.10 and 1.1.49.

3.5.4 A Seafirst Overnight Rate Borrowing which shall bear interest on the outstanding principal amount thereof overnight, at a rate per annum equal to the Seafirst Overnight Rate as defined in
Section 1.1.47.

3.5.5 A U.S. Bank Overnight Rate Borrowing which shall bear interest on the outstanding principal amount thereof overnight, at a rate per annum equal to U.S. Bank Overnight Rate as defined in Section 1.1.52.

3.5.6 Interest rate quotes for Seafirst Overnight Rate Borrowings and for U.S. Bank Overnight Rate Borrowings, if such Bank chooses to offer an Overnight Rate Borrowing, shall be given by Seafirst and U.S. Bank, respectively, before 1:00 P.M., Seattle time on any Business Day, as requested by Borrowers. Each such interest rate quote shall be available for 30 minutes after such quote is provided by Seafirst or U.S. Bank, respectively. Interest rate quotes for CD Borrowings, LIBO Rate Borrowings and Prime Rate Borrowings shall be given by Agent at any time before 11:00 A.M., Seattle time on any Business Day, as requested by Borrowers, and shall be available until 1:00 P.M. Seattle time on the Business Day given (each LIBO Rate quote shall be for a LIBO Rate Borrowing two Business Days after the Business Day the quote is given).

3.5.7 In the event Borrowers do not specify an interest rate for a requested advance, or in the event that Borrowers do not specify an interest rate election upon the expiration of an Interest Period, the Prime Rate shall apply.

3.5.8 Borrowers shall not have the option of specifying the interest rate or converting to Fixed Rate Borrowings if there exists any Event of Default, in which case the interest rate charged to Borrowers on all advances under the Loan, regardless of whether any advances are then accruing interest at any other interest rate option, shall be to 2% in excess of the Prime Rate from the date of such Event of Default until all such Indebtedness is satisfied in full.

3.6 Repayment.

3.6.1 The Notes shall each bear interest (based on the actual number of days elapsed over a year of 360 days) from the date of each advance on the unpaid principal balance outstanding at either the Prime Rate, CD Rate, LIBO Rate, Seafirst Overnight Rate or U.S. Bank Overnight Rate, as selected by Borrowers, and all accrued interest shall be payable in arrears on each Interest Payment Date.

3.6.2 Borrowers shall pay Banks all outstanding principal, accrued interest, and other charges with respect to the Loan on the Maturity Date.

3.6.3 All prepayments shall be applied first to fees and charges,if any, then to accrued interest, and then to reduce the principal balance of the Loan. No CD Rate Borrowing or LIBO Rate
Borrowing may be prepaid before the end of its Interest Period.

3.7 Extensions, Renewals, or Modifications. Any extensions, renewals of, or modifications to the Loan shall be governed by the terms and conditions of this Agreement and the other Loan Documents unless otherwise agreed to in writing by Banks and Borrowers.

3.8 Revolving Loan Commitment Fee. During the term of the Loan, Borrowers shall pay Banks a commitment fee (the "Commitment Fee") calculated and payable as follows: an amount equal to 1/4% per annum on the daily average of the unused portion of the Loan; payable quarterly in arrears on the last day of each of Borrower's fiscal quarters, as well as on the Maturity Date. The Commitment Fee shall be based upon the actual number of days elapsed, divided by 360.

4. Method of Payment.

4.1 Collected Funds. All sums payable to Banks pursuant to this Agreement shall be paid directly to Agent in immediately available United States funds, except for interest and principal payable for Overnight Rate Borrowings, which shall be paid directly to the Bank.

4.2 Book Entry Loan Account. Agent has established a book entry loan account for the Loan in which Agent will make debit entries of all advances to Borrowers pursuant to the terms of this Agreement. Agent will also record in the applicable loan account, in accordance with customary banking practices, all interest (other than on U.S. Overnight Rate Borrowings) and other charges, expenses, and other items properly chargeable to Borrowers, if any, together with all payments made by Borrowers on account of the Indebtedness evidenced by Borrowers' respective loan accounts and all other sums credited to the respective loan accounts. The debit balance of Borrowers' respective loan accounts shall reflect the amount of Borrowers' Indebtedness to Banks from time to time by reason of advances, charges, payments, or credits. Borrowers agree that accounting entries made by Agent with respect to Borrowers' respective loan accounts shall constitute evidence of all advances made under, and payments made on, the obligations of Borrowers to Banks. Agent shall . from time to time, present Borrowers with statements of the loan account accurately reflecting the status of the account.

5.  Bank Accounts: Setoff.

Borrowers hereby pledge and give to Banks and any financial institution to which Banks may sell a participation in the Loan ("Participant"), a lien and security interest for the amount of all past, present, and future Indebtedness of Borrowers to Banks in the balance of any deposit account maintained by Borrowers at either of Banks or any Participant. Borrowers hereby authorize Banks or any such Participant in the case of Borrowers' Default hereunder at its sole option, at any time and from time to time, to apply to the payment of all or any portion of the Loan or other Indebtedness of Borrowers to Banks, any deposit balance or balances now or hereafter in the possession of Banks or such Participant which belong to or are owed to Borrowers.

6.  Interest Rates: Change in Circumstances.

6.1 Basis for Determining Interest Rate Inadequate or Unfair. In the event that:

6.1.1 By reason of circumstances affecting the Eurodollar market generally, deposits in dollars in the applicable amounts are not being offered to Banks in the London Interbank Market for the applicable Interest Period, or

6.1.2 It shall be unlawful or impossible for Banks to make, maintain, or fund LIBO Rate Borrowings or CD Rate Borrowings, Agent shall forthwith give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of Bank to advance LIBO Rate Borrowings or CD Rate Borrowings, as the case may be, shall be suspended.

6.2 Illegality.

6.2.1 If, after the date of this Agreement, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Banks with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for Banks to make, maintain, or fund LIBO Rate Borrowings or CD Rate Borrowings, Agent shall forthwith give notice thereof to Borrowers.

6.2.2 Upon receipt of such notice, Borrowers shall repay in full the then outstanding principal amount of each LIBO Rate Borrowing or CD Rate Borrowing, as the case may be, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such LIBO Rate Borrowing or CD Rate Borrowing if Banks may lawfully continue to maintain and fund such LIBO Rate Borrowing or CD Rate Borrowing to such day, or (b) immediately if Banks may not lawfully continue to fund and maintain such LIBO Rate Borrowing or CD Rate Borrowing to such day. Concurrently with repaying such LIBO Rate Borrowing or CD Rate Borrowing, Banks shall advance a Prime Rate Borrowing in an equal principal amount from Banks for the purpose of funding the LIBO Rate Borrowing or CD Rate Borrowing being repaid, or, in Borrowers' discretion, Borrowers may repay Banks in full.

6.3 Interest Cost. If (a) the revision of Regulation D announced by the Board of Governors of the Federal Reserve System or (b) the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof, or compliance by Banks with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency:

6.3.1 shall subject Banks to any tax, duty, or other charge with respect to its LIBO Rate Borrowings or CD Rate Borrowings or their obligation to make LIBO Rate Borrowings or CD Rate Borrowings, or shall change the basis of taxation of payments to any United States national banks of the principal of or interest on its LIBO Rate Borrowings, or CD Rate Borrowings or any other amounts due under this Agreement in respect to their LIBO Rate Borrowings or CD Rate Borrowings, or their obligation to make LIBO Rate Borrowings or CD Rate Borrowings (except for changes in the rate of tax on the overall net income of Banks) imposed by the jurisdiction in which Banks' principal executive office or Eurodollar lending office is located; or

6.3.2 shall impose or modify any reserve (including without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by Banks' Eurodollar lending offices or shall impose on Banks any other condition affecting their LIBO Rate Borrowings or CD Rate Borrowings, the Notes or their obligation to make LIBO Rate Borrowings or CD Rate Borrowings; and the result of any of the foregoing is to increase the cost to Banks of making or maintaining their LIBO Rate Borrowings or CD Rate Borrowings, or to reduce the amount of any sum received or receivable by Banks under this Agreement by an amount deemed by Banks to be material, then the obligations of Banks to make additional advances in the form of LIBO Rate Borrowings or CD Rate Borrowings (as the case may be) shall be suspended until Agent notifies Borrowers that the circumstances giving rise to such suspension no longer exist.

6.4 Effect on Prime Rate Loans.

6.4.1 If notice has been given pursuant to Section 6.2 or 6.3 suspending LIBO Rate Borrowings or CD Rate Borrowings then, unless and until Agent notifies Borrowers that the circumstances no longer apply, all borrowings which would otherwise be made by Banks as LIBO Rate Borrowings or CD Rate Borrowings may be made instead as Prime Rate Borrowings, and

6.4.2 If Agent notifies Borrowers that the circumstances giving rise to the suspension no longer apply, Borrowers may obtain LIBO Rate Borrowings and CD Rate Borrowings as if the provisions of Section 6.2 and 6.3 had never applied.

6.5 Reimbursement of Additional Marginal Cost of Funds. Borrowers shall reimburse Banks for such additional marginal costs, taxes, and expenses which Banks may incur with respect to any LIBO Rate Borrowing as a consequence of any change in (a) the cost to banks generally of participating in the London Interbank Market or (b) the laws affecting the London Interbank Market which are beyond Banks' control, to the extent such costs are not already calculated into the LIBO Rate; provided that Borrowers shall not be obligated under this Section to reimburse Banks for any cost, tax, or expense which is not generally applicable to United States national banks participating in such market, or which Banks could have avoided through the exercise of reasonable prudent banking practices.

7.  Conditions Precedent for Advances Under the Loan.

Neither Bank shall be required to make any advance of the proceeds of the Loan unless or until the following conditions have been fulfilled to the satisfaction of Banks:

7.1 No Default or Event of Default. There shall not then exist any Default or Event of Default hereunder, or after having given effect to the requested advance, there would not exist a Default or Event of Default.

7.2 Opinion of Counsel. Banks shall have received from counsel for Borrowers an opinion addressed to Banks and dated as of the date of the original date of this Agreement, in the form attached hereto as Exhibit B.

7.3 Correctness of Representations and Warranties. All representations and warranties of Borrowers contained herein or otherwise made in writing in connection herewith shall be true and correct with the same effect as though such representations and warranties had been made on and as of the date of the advance.

7.4 The Note; Loan Documents. Borrowers shall have delivered the duly executed Notes to Banks and all other applicable Loan Documents to Agent.

7.5 Corporate Proceedings. All corporate proceedings of Borrowers shall be satisfactory in form and substance to Banks, and Banks shall have received all information and copies of all documents, including records of all corporate proceedings, which Banks have requested in connection therewith, including receipt of the following documents which Banks acknowledge were received upon execution of the original of this Agreement, such documents where appropriate to be certified by proper corporate or governmental authorities

7.5.1 The articles of incorporation and bylaws of Borrowers, together with all amendments thereto;

7.5.2 Certificates of Good Standing for Borrowers in the state of Washington, dated within 30 days of the date of the execution of the original of this Agreement; and

7.5.3 Executed resolutions of the board of directors of Borrowers in the form attached hereto as Exhibit C authorizing Borrowers to consummate the transactions contemplated by this Agreement.

7.5.4 Executed incumbency certificates in the form attached hereto as Exhibit D.

7.6 Conditions to Initial Advance Subsequent to Amendment. In addition to each of the conditions set forth for the making of any advance hereunder, the obligation of Banks to make the initial advance subsequent to this Amended and Restated Agreement shall be subject to the fulfillment and delivery to the Agent, inform and substance to the satisfaction of the Banks and their counsel, of the following:

7.6.1 Duly executed counterparts for each Bank of this Amended and Restated Agreement, the Notes replacing the original Notes as described in Section 3.3 and the Amended and Restated Agency and Intercreditor Agreement of this same date.

7.6.2 Borrowers' Certificate that none of the corporate governance documents described in Section 7.5 has been altered, amended, or rescinded since the date last so certified and delivered to Agent and each remains in full force and effect as of the date of the Amended and Restated Revolving Loan Agreement.

7.6.3 Executed incumbency certificate substantially in the form of Exhibit D hereto as to each of the individual officers executing on behalf of the Borrowers this Amended and Restated Revolving Loan Agreement, the Notes, and Loan documents described in Subsection 7.6.1 above, as well as to that officer executing the Certificate required in Subsection 7.6.2 above.

B. Affirmative Covenants.

Borrowers hereby covenant and agree that, so long as this Agreement is in effect and until the Loan, together with interest thereon and all other obligations incurred hereunder, are paid or satisfied in full, Borrowers shall unless both Banks shall otherwise consent in writing:

8.1 Financial Data. Keep their respective books of account in accordance with generally accepted accounting principles, consistently applied, reported on the basis of Borrowers' fiscal year and furnish to Banks and Agent:

8.1.1 Within 10 days of the preparation thereof, copies of all Forms 10Q and 10K filed with the Securities and Exchange Commission and, upon written request, any other governmental agency or SEC reports relative to the operations of Borrowers.

8.1.2 As soon as practicable and in any event within 45 days after the close of each of Egghead's fiscal quarters and within 105 days after the close of each of Egghead's fiscal years, certificates signed by the president or chief financial officer of Borrowers, (a) stating that there existed during such period no Default or Event of Default or if any such Default or Event of Default existed, specifying the nature thereof, the period of existence thereof and what action Borrowers propose to take, or have taken, with respect thereto; and (b) providing calculations, certified to be true and correct, of the financial covenants required to be met by Borrowers under Sections 9.9 through
9.11. Promptly upon the occurrence of any Default or Event of Default, certificates signed by the president or chief financial officer of Borrowers, specifying the nature thereof, the period of existence thereof and what action Borrowers propose to take or have taken with respect thereto.

8.1.3 With promptness, such other information respecting the business, operations, and financial condition of Borrowers as Banks may from time to time reasonably request.

8.2 Licenses and Permits. Maintain all material licenses, permits, and all related or other material agreements necessary for Borrowers to operate their businesses, as the same may now exist or be modified or expanded: provided, however, DJ&J may open and close store locations as it deems appropriate. Borrowers will at all times comply with any and all material regulations, rules, or requirements of any federal agency or department and of any state, local, or municipal government, agency, or department which may at any time have jurisdiction or power to regulate, license, or grant permits in respect of the facilities or activities of Borrowers, whether such regulations, rules, or requirements presently exist, or are modified, promulgated, or implemented after the date.

8.3 Maintenance of Properties. Keep Borrowers' material properties in good repair and in good working order and condition, in a manner consistent with past practices and comparable to industry standards; make from time to time all appropriate and proper repairs, renewals, replacements, additions, and improvements thereto; and keep all equipment which may now or in the future be subject to compliance with standards or rules imposed by any governmental agency or authority, or state or local governments or instrumentalities, in full compliance with such standards or rules.

8.4 Insurance.

8.4.1 Maintain insurance upon such of Borrowers' properties and businesses against such risks as may be specified by Banks from time to time, including. but not limited to, fire and extended coverage, business interruption, liability, and worker's compensation coverage in amounts and with insurers acceptable to Banks (except to the extent that, consistent with reasonable industry practice, Borrowers self-insure).

8.4.2 From time to time upon request by Banks, promptly furnish or cause to be furnished to Banks evidence, in form and substance satisfactory to Banks, of the maintenance of all insurance, indemnities, or bonds required by this Section 8.4 or by any license, lease, or other agreement to be maintained, including, but not limited to, such originals or copies as Banks may request of policies, certificates of insurance, riders, assignments, and endorsements relating to such insurance and proof of premium payments.

8.5 Maintenance of Records. Keep at all times books of records and accounts in which full, true, and correct entries will be made of all dealings or transactions in relation to Borrowers' businesses and affairs.

8.6 Inspection. Allow any representative or agent of Banks to visit and inspect any of the properties of Borrowers, to examine the books of account and other records and files of Borrowers, to make copies thereof, and to discuss the affairs, business, finances, and accounts of Borrowers, with its officers, employees, and accountants, at reasonable times and in such manner as not to unduly interfere with the regular conduct of Borrowers' business.

8.7 Corporate Existence. Maintain and preserve Borrowers' corporate existence and good standing in all jurisdictions in which they do business where the failure to do so would have a material adverse effect on Borrowers' businesses.

8.8 Notice of Disputes and Other Matters. Borrowers shall promptly give written notice to Agent of any actions, proceedings, or claims which are commenced against Borrowers in which the amount involved is $2,000,000 or more and which is not fully covered by insurance or which, if not solely a claim for monetary damages, could, if adversely determined, have a material adverse effect on the business or assets of Borrowers.

8.9 Exchange of Notes. Upon receipt of a written notice of loss, theft, destruction, or mutilation of either of the Notes, and upon surrendering for cancellation such Note if mutilated, Borrowers shall execute and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note. Any Note issued pursuant to this
Section 8.9 shall be dated so that neither gain nor loss of interest shall result therefrom.

8. 10 Other Agreements. Comply with all covenants and agreements set forth in or required pursuant to any other agreement or document previously, concurrently, or hereafter executed or delivered by Borrowers in connection with this Agreement.

8.11 Further Assurances. Within 30 days of request by Banks, duly execute and deliver or cause to be duly executed and delivered to Banks such further instruments, agreements, and documents and do or cause to be done such further acts as may be necessary or proper in the opinion of Banks to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents.

8.12 Notification of Defaults. In the event that Borrowers become aware of a Default or Event of Default hereunder, promptly notify Banks.

9.  Negative Covenants.

Borrowers covenant and agree that, until the Loan, together with interest thereon and all other obligations incurred hereunder, are paid or satisfied in full, Borrowers shall not, without the prior written consent of both Banks:

9.1 Indebtedness. Create, incur, assume, or suffer to exist, any Indebtedness, except: (i) Indebtedness of Borrowers under the Loan including, without limitation, Indebtedness for the purpose of entering into any transaction permitted under Sections 9.5, 9.6, and 9.13: (ii) Indebtedness existing as of the date of this Agreement and disclosed to Banks in the Consolidated financial statements of Egghead referred to in
Section 10.8; (iii) Indebtedness for borrowed money created after the date of this Agreement, not to exceed $15,000,000 in the aggregate at any one time, provided, however, any Indebtedness in excess of $10,000,000 must be long term Indebtedness for the purpose of financing Permitted Special Asset Expenditures as defined in Section 1.1.39 and
(iv) accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) in each case incurred in the ordinary course of business, and paid when due (unless contested by Borrowers in good faith).

9.2 Dividends and Distributions. Declare or pay any cash distributions or dividends or return any capital to any of Borrowers' shareholders or authorize or make any distribution, payment, or delivery of property or cash to any of Borrowers' shareholders, the effect of which would be to result in a breach of Borrowers' covenants as set forth in any other provision of this Agreement.

9.3 Transactions with Affiliates. Enter into any transaction, other than on an arm's length basis, in which Borrowers shall make any payment, or agree to make any payment, to any Affiliate or transfer or agree to transfer ownership or possession of any of their business or assets, tangible or intangible, real, personal, or mixed, to any Affiliate, provided that this subsection shall not preclude payment made to Eggspert Software, Ltd. pursuant to the terms of that certain Agreement dated March 30, 1991, between DJ&J and Eggspert Software, Ltd., a copy of which has been provided to Banks.

9.4 Advances and Loans. Lend money, make credit available (other than in the ordinary course of business), or loan property or the use thereof to any Person or invest in (by capital contribution or otherwise), or purchase or repurchase the stock or Indebtedness, or all or a substantial part of the assets or properties, of any Person (except as contemplated in Section 9.4 and 9.5), or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly or by any instrument having the effect of assuring any Person's payment or performance or capability) the Indebtedness, performance, obligations, stock, or dividends of any Person, or agree to do any of the foregoing, except the endorsement of negotiable instruments for deposit or collection in the ordinary course of business. Notwithstanding the foregoing, Borrowers may lend to Eggspert Software, Ltd. up to $2,500,000 and may guarantee indebtedness of Eggspert Software, Ltd. up to a maximum amount of $2,500,000.

9.5 Investments. Invest in (by capital contribution or otherwise) or acquire or purchase or make any commitment to purchase the obligation or stock or equity of any Person, except (a) the purchase of direct obligations of the Government of the United States of America or any agency or instrumentality thereof; (b) interest-bearing certificates of deposit or repurchase agreements issued by any commercial banking institution satisfactory to Bank; (c) commercial paper rated, at the time of purchase, by Standard & Poor's Corporation or Moody's Investors Service in the highest rating category assigned by such companies for obligations of that nature; (d) stock or obligations issued in settlement of claims of Borrowers against others by reason of bankruptcy or a composition or readjustment of debt or reorganization of any debtor of Borrowers: or (e) eligible investments referred to in the Egghead Discount Software Investment Policy dated April 25, 1991; or (f) the purchase or acquisition of any capital stock, assets, obligations, or other securities of, the making of any capital contribution to, or the investment in or acquisition of any interest in any Person, or the participation as a partner or joint venturer with any other Persons, provided the aggregate of all investments described in this Section 9.5(f) does not exceed $10,000,000 at any one time.

9.6 Merger and Acquisition. Enter into any transaction of merger, consolidation, purchase, or lease, or otherwise acquire all or any substantial part of the property or assets of any other Person if such merger, consolidation, purchase, lease, or acquisition would result in a material adverse change in Borrowers' financial position or entail a cost to the Borrowers in excess of $25,000,000.

9.7 Type of Business. Enter into any business which is substantially different from and/or not connected with the businesses in which Borrowers are presently engaged, or make any substantial change in the nature of their business or operations.

9.8 Pension Plan. Terminate or partially terminate any Plan now existing or hereafter established, or withdraw from participation therein, under circumstances which result or could result in liability to the Pension Benefit Guaranty Corporation or to the fund by which the Plan is funded or to the employees (or their beneficiaries) for whom the Plan is or shall be maintained, or permit any other event or circumstance to occur which results or could result in liability to the Pension Benefit Guaranty Corporation.

9.9 Capital Ratio.  Permit the Capital Ratio to exceed 1.2:1.

9.10 Net Worth.  Permit Net Worth to be less than $138,000,000.

9.11 Current Ratio.  Permit the Current Ratio to be less than 1.50 to 1.

9.12 Negative Pledge. Suffer or permit, directly or indirectly, the creation, incurrence, imposition, or assumption by either Borrower of the existence of any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

(a) any Lien existing on property of such Borrower to secure existing indebtedness on the date of this Agreement which has been disclosed in writing to the Banks as of the date of this Agreement;

(b) Lien created under any Loan Document:

(c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that the same are being contested in good faith by appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP: provided that no notice of lien has been filed or recorded under the Internal Revenue Code;

(d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

(f) Liens on the property of either Borrower securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) have a material adverse effect on the business, operations or condition of such Borrower;

(g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for either Borrower do not exceed $5,000,000;

(h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of either
Borrower;

(i) purchase money security interests on any property acquired or held by either Borrower in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and
(iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed, together with Indebtedness permitted under Section 9.1, $15,000,000;

(j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

(k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

9.13 Capital Expenditures. Except for Permitted Special Asset Expenditures as defined in Section 1.1.39, incur aggregate capital expenditures, including expenditures under leases required or permitted to be capitalized under GAAP, during any rolling four (4) fiscal quarter period (i.e., during any given fiscal quarter commencing from and after the date of this Amended and Restated Agreement and the three (3) preceding fiscal quarters), in excess of $16,000,000.

9.14 Operating Lease Expenditures.  Except for Permitted Special
Asset Operating Lease Rentals as defined in Section 1.1.40, incur aggregate expenditures under operating leases (i.e., any leases not required or permitted to be capitalized in accordance with GAAP whether or not so capitalized) in excess of $17,000,000.00 during any rolling four (4) fiscal quarter period as described in Section 9.13.

10. Representations and Warranties.

In order to induce Banks to enter into this Agreement and to make the Loan, Borrowers hereby make the following representations, covenants, and warranties, which representations, covenants, and warranties shall survive the execution and delivery of this Agreement and shall not be affected or waived by an inspection or examination made by or on behalf of Banks:

10.1 Corporate Status. Borrowers are duly organized and validly existing corporations in good standing under the laws of the state of Washington. Borrowers have the power and authority to own their property and assets and to transact the business in which they are engaged or presently propose to engage. Borrowers are qualified to do business in all states except where the failure to be qualified would not have a material adverse effect on Borrowers.

10.2 Power and Authority. Borrowers have the power to execute, deliver, and carry out, as the case may be, the terms and provisions of this Agreement and each of the other Loan Documents, and Borrowers have taken all necessary action to authorize the execution, delivery, and performance of this Agreement and the other Loan Documents, the borrowings hereunder, the making and delivery of the Notes and of each and every other Loan Document delivered hereunder. This Agreement constitutes and the Notes and other Loan Documents and instruments issued or to be issued hereunder, when executed and delivered pursuant hereto, constitute or will constitute the authorized, valid, and legally binding obligations of Borrowers enforceable in accordance with their respective terms.

10.3 No Violation of Agreements. Borrowers are not in default under any material provision of any agreement to which they are parties, and neither the execution and delivery of this Agreement or the Notes or other Loan Documents incidental hereto nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will violate any material provision of law or any applicable regulation, or any order, writ, injunction, or decree of any court or governmental department, commission, board, bureau, agency, or instrumentality, or will conflict or will be inconsistent with, or will result in any breach of, any of the material terms, covenants, conditions, or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to impose) any lien, charge, or encumbrance upon any of the property or assets of Borrowers pursuant to the terms of any license, permit, mortgage, deed of trust, lease, agreement, or other instrument to which either or both Borrowers are parties or by which either or both Borrowers may be bound, or to which either or both Borrowers may be subject, or violate any of the provisions of the articles of incorporation of either or both Borrowers. No order, consent, approval, or authorization of any public body, agency, commission, or board is necessary for the execution of this Agreement or the making of the Notes or for the assumption and performance of this Agreement or the Notes by Borrowers or for the consummation by Borrowers of the transactions contemplated by this Agreement.

10.4 Recording and Enforceability. No recording, filing, registration, notice, or other similar action is required in order to insure the legality, validity, binding effect, or enforceability of this Agreement, the Notes, or other Loan Documents executed or to be executed hereunder as against Borrowers.

10.5 Litigation. Except as set forth in Egghead's audited consolidated financial statements dated April 12, 1994 and unaudited financial statements dated July 2, 1994, or as disclosed in Exhibit E, there are no actions, suits, or proceedings pending or threatened against or affecting Borrowers before any court or before any governmental or administrative body or agency, except as disclosed in writing to Banks, which have, or which would have if determined adversely to Borrowers, a material adverse effect, financial or otherwise, upon the assets or business of Borrowers.

10.6 Good Title to Properties. Borrowers have good and marketable title to their property and assets.

10.7 Condition of Properties. All of the properties of Borrowers are, and all thereof to be added in connection with any contemplated expansion will be, in good repair and good working order and condition in a manner consistent with past practices of Borrowers and comparable to industry standards and are and will be in substantial compliance with all standards or rules imposed by any governmental agency or authority insofar as noncompliance would or might have a material adverse effect, financial or otherwise, upon the assets or business of Borrowers.

10.8 Financial Statements. The (a) audited consolidated financial statements of Egghead dated April 2, 1994, and all schedules and notes included in such financial statements, and (b) unaudited statements of Egghead dated July 2, 1994, both of which have heretofore been delivered to Banks and Agent, are each true and correct in all material respects and present fairly (i) the financial position of Borrowers as of the date of said statements, and (ii) the results of operations of Borrowers for the periods covered thereby. Borrowers do not have any significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments, which are not disclosed or reserved against in the statements referred to above or in the notes thereto. All such financial statements have been prepared in accordance with generally accepted accounting principles and practices applied on a basis consistent with prior periods. There has been no material adverse change (including, without limitation, any such change occasioned by accident, act of God, war, fire, flood, explosion, strike, or other labor dispute or orders or action by any governmental authority or agency or public utility) in the operations, business, property, or assets of, or in the condition (financial or otherwise) of Borrowers since July 24, 1993.

10.9 Outstanding Indebtedness. Borrowers do not have any Indebtedness, including, without limitation, Indebtedness to Affiliates, that is not disclosed on Egghead's July 2, 1994 unaudited financial statements.

10.10 Taxes. Borrowers have duly filed all tax returns and reports required by law to be filed, and all taxes, assessments, fees, and other governmental charges upon Borrowers, or upon their assets, that are due and payable have been paid.

10.11 License Fees. Borrowers have paid all license or other fees and charges that have become due pursuant to any license, permit, or grant of authority in respect of their business, or has made adequate provisions for any such fees and charges which have accrued.

10.12 Trademarks. Borrowers own all U.S. rights to the trademark, trade name, and service mark "Egghead" free and clear of all liens, encumbrances, and claims (except as provided in the trademark license agreement dated March 31, 1990, by and between Egghead Software Services, Inc. and D J & J), and hereby agree not to grant an assignment of or security interest in such trademark, trade name, or service mark to any Person during the term hereof.

10.13 Disclosure. Neither the exhibits hereto, nor the financial information and statements referred to in Section 10.8, nor any certificate, statement, report, or other document furnished to Banks by Borrowers or any other Person in connection herewith or in connection with any transaction contemplated hereby, nor this Agreement, contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements contained therein or herein not misleading.

10.14 Regulations U and X. Borrowers do not own and no part of the proceeds hereof will be used to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrowers are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock. If requested by Banks, Borrowers will furnish to Banks a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions or Regulation X of said Board of Governors.

10.15 Compliance with Securities Laws. All sales and offers to sell stock and other securities by Borrowers have been in compliance with all laws, statutes, regulations, and ordinances governing the same.

11. Default

11.1 Events of Default. "Event of Default" wherever used herein means any one of the following events (whatever the reason for such Event of Default, whether it shall relate to one or more of the parties hereto and whether it shall be voluntary or involuntary or be affected by operation of law or pursuant to any judgment, decree, or order of any court, or any order, rule, or regulation of any administrative or governmental agency or instrumentality):

11.1.1	Principal Payment.  If default shall occur in the due
and punctual payment of the principal of either or both of the Notes, five days after the same shall become due and payable, whether at scheduled payment date, by acceleration, or otherwise: or

11.1.2 Interest Payment. If default shall occur in the due and punctual payment of any installment of interest on either or both of the Notes, five days after such installment shall become due and payable, whether at scheduled payment date, by acceleration, or otherwise; or

11.1.3 Other Payments. If default shall occur in the payment of any other payments required by this Agreement or any of the other Loan Documents five days after the same shall become due and payable; or

11.1.4 Cross Default Material Indebtedness. If any material Indebtedness of Borrowers for money borrowed (other than the Loan) shall become or be declared due and payable prior to the stated maturity thereof, or shall not be paid as and when the same becomes due and payable (after any applicable grace period), or there shall occur any event which constitutes, or which with the giving of notice or lapse of time, or both, would constitute an event of default under any instrument, agreement or evidence of Indebtedness relating to any such obligation of Borrowers, the result of which could have a material adverse effect on Borrowers; or

11.1.5 Cross Default Other Indebtedness. If Borrowers should default in a payment or performance of any material obligation or Indebtedness to others (other than as set forth in Section 11.1.4), after any applicable grace period, whether now or hereafter incurred, the result of which could have a material adverse effect on Borrowers; or

11.1.6 False Representation. If any representation or warranty made (a) by Borrowers in this Agreement or (b) by any other Person in any document, certificate, or statement furnished pursuant to this Agreement or in connection herewith, shall be false or misleading in any material respect; or

11.1.7 Breach of Covenant. If there shall occur a default in the due performance or observance of any term, covenant, or agreement to be performed or observed pursuant to Sections 8 or 9; or

11.1.8 Other Failure to Perform.  If there shall occur any default
(not otherwise specified in this Section 11.1) in the due performance or observance of any term, covenant, or agreement to be performed or observed pursuant to the provisions of this Agreement or any agreement incidental hereto and such default shall not have been cured within 30 days; or

11.1.9 Breach of Loan Document. If Borrowers shall fail to perform any of their obligations under any of the Loan Documents not otherwise specified in this Section 11.1, or if the validity of any of such documents shall have been disaffirmed by or on behalf of any of the parties other than Banks thereto and such default shall not have been cured within 30 days; or

11.1.10 Change in Control. If a Change in Control shall occur, without both Banks' prior written consent: or

11.1.11 Government Seizure. If custody or control of any substantial part of the property of Borrowers shall be assumed by any governmental agency or authority or any court of competent jurisdiction at the instance of any governmental agency or authority or if any governmental regulatory agency or authority shall take any final action the effect of which would be to affect materially and adversely the operations of Borrowers as now or then conducted;

11.1.12 Judgment. Any judgment or order for the payment of money in excess of $5,000,000 and not covered by insurance shall be rendered against Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

11.1.13 Bankruptcy: Liquidation. If Borrowers shall suspend or discontinue their business, shall make an assignment for the benefit of creditors or a composition with creditors, shall be unable or admit in writing its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, liquidator, or trustee of or for it or any substantial part of its property or assets, shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall be commenced against Borrowers any such proceeding which shall remain undismissed for a period of 60 days or more, or an order, judgment, or decree approving the petition in any such proceeding shall be entered; or if Borrowers shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or any appointment of any receiver, liquidator, or trustee of or for it or for any substantial part of its property or assets, or shall suffer any such appointment to continue undischarged or unstayed for a period of 60 days or more, or shall take any corporate action for the purpose of effecting any of the foregoing; or if any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding or if a receiver or a trustee or other officer or representative of a court or of creditors, or if any court, governmental office or agency, shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of Borrowers.

11.2 Acceleration; Remedies. Upon the occurrence of any Event of Default, Agent shall (unless otherwise directed by both Banks in writing), by written notice to Borrowers, declare the entire unpaid principal balance or any portion of the principal balance of the Notes and interest accrued thereon, to be immediately due and payable jointly and severally by the makers thereof, and such principal and interest shall thereupon become and be immediately due and payable, without presentation, demand, protest, notice of protest, or other notice of any kind, all of which are hereby expressly waived by Borrowers. Each Bank may thereafter proceed to protect and enforce its rights hereunder in any manner or order such Bank deems expedient without regard to any equitable principles of marshalling or otherwise. All rights and remedies given by this Agreement, the Notes, and the other Loan Documents are cumulative and not exclusive of any thereof or of any other right or remedies available to Banks, and no course of dealing between Borrowers and Banks or either of or any delay or omission in exercising any right or remedy shall operate as a waiver of any right or remedy, and every right and remedy may be exercised from time to time and as often as shall be deemed appropriate by Banks or either Bank, as the case may be.

12. Miscellaneous.

12.1 Notices. All notices, requests, consents, demands, approvals, and other communications hereunder shall be deemed to have been duly given, made, or served i f i n writing and when delivered personally or mailed by first class mail, postage prepaid, to the respective parties to this Agreement as follows:

(a) If to Borrowers:

Egghead, Inc. and
D J & J Software Corporation
22011 S.E. 51st Street
Issaquah, Washington 98027-7004
Attention:  Carolyn J. Tobias
SVP, CFO & Secretary

(b) If to Agent:

Seafirst Agency Services
701 Fifth Ave., 16th Floor
Seattle, Washington 98104
Attention: Dora A. Brown
Ass't Vice President

(c) If to Seafirst:

Seattle-First National Bank Northwest National Division, CSC-12
701 Fifth Avenue, 12th Floor Seattle, Washington 98104
Attention:  David A. Dehlendorf
Vice President

(d)  If to  U.S. Bank:

U.S. Bank of Washington, National Association
1420 Fifth Avenue, 11th Floor
Seattle, Washington 98101
Attention: Wade Black
Assistant Vice President

The designation of the persons to be so notified or the address of such persons for the purposes of such notice may be changed from time to time by similar notice in writing, except that any communication with respect to a change of address shall be deemed to be given or made when received
by the party to whom such communication was sent.   No other method of
notice is precluded by this Section 12.1.

12.2 Borrowers' Notice of Default by Agent or Banks. In the event that Borrowers at any time conclude that Agent or Banks have defaulted in performance of their obligations under this Agreement or under any of the Loan Documents, Borrower shall promptly give notice of such default to Agents or Banks, as the case may be and provide such party with a reasonable time to cure such default.

12.3 Payment of Expenses. Borrowers, whether or not the transactions hereby contemplated are consummated, shall pay upon demand all costs and expenses of Banks in connection with the preparation, negotiation, execution, and delivery of the Loan Documents, as well as any amendments, modifications, consents, or waivers relating thereto, including, without limitation, reasonable attorney fees and costs. In addition, Agent and Banks shall be entitled to recover any costs and expenses incurred in connection with the preservation of rights under, and enforcement of, the Loan Documents whether or not any lawsuit is commenced, in all such cases, including, without limitation, reasonable attorney fees and costs.

12.4 Fees and Commissions.  Borrowers agree to indemnify Agent and
Banks and hold them harmless in respect of any commissions, fees, judgments, or expenses of any nature and kind which such parties may become liable to pay by reason of any claims by or on behalf of brokers, finders, or agents in connection with any act or failure to act by Borrowers or any litigation or similar proceeding arising from such
claims.       Borrowers and Agent and Banks represent that they are
aware of no valid basis for any such claims.

12.5 No Waiver. No failure or delay on the part of Agent or Banks or the holder(s) of the Notes in exercising any right, power, or privilege hereunder and no course of dealing between Borrowers and Agent or Banks or the holder(s) of the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Agent or Banks or any subsequent holder(s) of the Notes would otherwise have. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other of further notice or demand in similar or other circumstances or shall constitute a waiver of the right of Agent or Banks to any other or further action in any circumstances without notice or demand.

12.6 Entire Agreement and Amendments. This Agreement, together with the Agency and Inter creditor Agreement of the same date, and the other Loan Documents, represents the entire Agreement between the parties hereto with respect to the Loan and the transactions contemplated hereunder and, except as expressly provided herein, shall not be affected by reference to any other documents. This Agreement shall supersede and replace in its entirety any prior or contemporaneous Revolving Loan Agreements and amendments, modifications, or extensions thereof by and between Seafirst and Borrowers, or U.S. Bank and Borrowers. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but such may be accomplished only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

12.7 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and Banks, and their successors and assigns, and all subsequent holders of the Notes or any portion thereof. Borrowers expressly acknowledge that Banks are not prohibited or restricted from assigning rights or participation's hereunder, or any portion thereto, to another party or parties: provided, however, that Bank shall give prior written notice thereof to Borrowers and Agent. Borrowers, however, are precluded from assigning all or any of their respective rights or delegating any of their obligations hereunder or under any of the other agreements among Borrowers and Agent and Banks without the prior written consent of such parties.

12.8 Severability. If any provision of this Agreement or any of the Loan Documents shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement and, to this end, the provisions hereof are severable.

12.9 Exhibits. All references to "Exhibits" contained herein are references to exhibits attached hereto, the terms and conditions of which are made a part hereof for all purposes.

12.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the other Loan Documents shall be construed in accordance with and shall be governed by the laws of the state of Washington.

12.11 Holidays. Whenever any payment to be made hereunder or on the Notes shall become due and payable on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

12.12 Counterparts. This Agreement and each of the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original Agreement, but all of which together shall constitute one and the same instrument.

12.13 No Oral Agreements.  ORAL AGREEMENTS OR ORAL COMMITMENTS TO
LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW. IN WITNESS WHEREOF, Borrowers and Agent and Banks have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

BORROWERS:

DJ&J SOFTWARE CORPORATION                    EGGHEAD, INC.

By:  Terence M. Strom                        By:  Terence M. Strom
Title:  CEO                                  Title:  CEO

By:  Carolyn J. Tobias                       By:  Carolyn J. Tobias
Title:  CFO                                  Title:  CFO

BANKS:

SEATTLE-FIRST NATIONAL BANK                   U.S. BANK OF WASHINGTON,
                                              NATIONAL ASSOCIATION

By:  David A. Delendorf                       By:  Wade Black
Title:  Vice President                        Title:  Assistant Vice President

AGENT:

SEATTLE-FIRST NATIONAL BANK

By:  Dora A. Brown
Title:  Assistant Vice President

10/13/94

                    EXHIBIT A-1 TO REVOLVING LOAN AGREEMENT

                              REVOLVING NOTE

$25,000,000.00                                   Dated:  September 30, 1994
                                          To be effective:  October 1, 1994

FOR VALUE RECEIVED, the undersigned, EGGHEAD, INC., and DJ&J
SOFTWARE CORPORATION ("Borrowers") jointly and severally promise to pay to the order of SEATTLE-FIRST NATIONAL BANK (including any subsequent holder hereof, "Seafirst"), the principal sum of Twenty Five Million Dollars ($25,000,000.00), or the aggregate unpaid principal amount of all advances made by Seafirst to Borrowers under this Note, whichever is less, in lawful immediately available money of the United States of America, in accordance with the terms and conditions of that certain Amended and Restated Revolving Loan Agreement entered into on September 30, 1994, and effective as of October 1, 1994, by and among Borrowers, Seattle First National Bank as "Agent," and U.S. Bank of Washington, National Association, and Seattle-First National Bank as "Banks" (together with all supplements, exhibits, amendments, and modifications thereto, the "Loan Agreement"). Borrowers also promise to pay interest on the unpaid principal balance hereof in like money in accordance with the terms and conditions, and at the rate or rates provided for, in the Loan Agreement. All principal, interest, and other charges are due and payable in full on September 30, 1995.

Borrowers and all endorsers, sureties, and guarantors hereof jointly and severally waive presentment for payment, demand, notice of nonpayment, notice of protest, and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note except such notices as are specifically required by the Loan Agreement, and they agree that the liability of each of them shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal , waiver, or modification granted or consented to by Seafirst, Agent, or Banks. Borrowers and all endorsers, sureties, and guarantors hereof consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Seafirst, Agent, or Banks with respect to the payment or other provisions of this Note and the Loan Agreement, and to the release of any property now or hereafter securing this Note with or without substitution and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

This Note is one of the "Notes" referred to in the Loan Agreement, and as such is entitled to all of the benefits and obligations specified in the Loan Agreement. Terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the repayment of this Note and the acceleration of the maturity hereof.

If there shall occur any Event of Default, Seafirst shall have the option to increase the interest rate charged to Borrowers hereunder as provided for in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned Borrowers have caused this Note to be executed by their duly authorized signatories as of the date first above written.

D J & J SOFTWARE CORPORATION                EGGHEAD, INC.

By:  Terence M. Strom                       By:  Terence M. Strom
Title:  CEO                                 Title:	  CEO

By:  Carolyn J. Tobias                      By:  Carolyn J. Tobias
Title:  CFO                                 Title:  CFO

10\11\94

                   EXHIBIT A-2 TO REVOLVING LOAN AGREEMENT

                                 REVOLVING NOTE

$25,000,000.00                                 Dated:  September 30, 1994
                                        To be effective:  October 1, 1994

FOR VALUE RECEIVED, the undersigned, EGGHEAD, INC., and DJ&J
SOFTWARE CORPORATION ("Borrowers") jointly and severally promise to pay to the order of U.S. BANK OF WASHINGTON, NATIONAL ASSOCIATION (including any subsequent holder hereof, "U.S. Bank"), the principal sum of Twenty Five Million Dollars ($25,000,000.00), or the aggregate unpaid principal amount of all advances made by U.S. Bank to Borrowers under this Note, whichever is less, in lawful immediately available money of the United States of America, in accordance with the terms and conditions of that certain Amended and Restated Revolving Loan Agreement entered into on September 30, 1994, and effective as of October 1, 1994, by and among Borrowers, Seattle-First National Bank as "Agent," and U.S. Bank of Washington, National Association, and Seattle-First National Bank as "Banks" (together with all supplements, exhibits, amendments, and modifications thereto, the "Loan Agreement"). Borrowers also promise to pay interest on the unpaid principal balance hereof in like money in accordance with the terms and conditions, and at the rate or rates provided for, in the Loan Agreement. All principal , interest, and other charges are due and payable in full on September 30, 1995.

Borrowers and all endorsers, sureties, and guarantors hereof jointly and severally waive presentment for payment, demand, notice of nonpayment, notice of protest, and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note except such notices as are specifically required by the Loan Agreement, and they agree that the liability of each of them shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal , waiver, or modification granted or consented to by U.S. Bank, Agent, or Banks. Borrowers and all endorsers, sureties, and guarantors hereof consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by U.S. Bank, Agent, or Banks with respect to the payment or other provisions of this Note and the Loan Agreement, and to the release of any property now or hereafter securing this Note with or without substitution and agree that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

This Note is one of the "Notes" referred to in the Loan Agreement, and as such is entitled to all of the benefits and obligations specified in the Loan Agreement. Terms defined in the Loan Agreement are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the repayment of this Note and the acceleration of the maturity hereof.

If there shall occur any Event of Default, U.S. Bank shall have the option to increase the interest rate charged to Borrowers hereunder as provided for in the Loan Agreement.

IN WITNESS WHEREOF, the undersigned Borrowers have caused this Note to be executed by their duly authorized signatories as of the date first above written.

D J & J SOFTWARE CORPORATION                       EGGHEAD, INC.

By:  Terence M. Strom                              By:  Terence M. Strom
Title:  CEO                                        Title:  CEO

By:  Carolyn J. Tobias                             By:  Carolyn J. Tobias
Title:                                             Title:  CFO


10\13\94

                              AMENDED AND RESTATED
                       AGENCY AND INTER CREDITOR AGREEMENT

                                                  Dated September 30, 1994
                                           To Be Effective October 1, 1994



SEATTLE-FIRST NATIONAL BANK ("Seafirst") and U.S. BANK OF
WASHINGTON, NATIONAL ASSOCIATION ("U.S. Bank") (Seafirst and U.S. Bank being sometimes hereinafter referred to individually as a "Bank" and collectively as the "Banks"), EGGHEAD, INC., and DJ&J SOFTWARE CORPORATION (collectively, the "Borrowers"), and SEATTLE-FIRST NATIONAL BANK, in its capacity as agent (the "Agent") for the Banks, agree as follows:

                                  RECITALS

WHEREAS, the Banks, Agent and Borrowers entered into an Amended and Restated Revolving Loan Agreement on September 30, 1994, effective as of October 1, 1994 (together with all renewals, extensions, modifications and replacements thereof, the "Loan Agreement"); and

WHEREAS, the Banks, Agent, and Borrowers wish to enter into this Agreement for the purpose of appointing Agent to act in such capacity with respect to certain aspects of the Banks' dealings with Borrowers pursuant to the Loan Agreement;

NOW, THEREFORE, the parties agree as follows:


                                    AGREEMENT

SECTION 1. Defined Terms. Terms defined in the Loan Agreement are used herein with the same meanings.

SECTION 2. Authorization and Action. Each Bank hereby appoints and authorizes the Agent to take such action as agent on such Bank's behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and the Loan Agreement, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the Loan Agreement, the Agent shall not be required to exercise any discretion or take any action, unless requested to act or to refrain from acting upon instructions agreed to by all of the Banks and the Agent and shall have no liability to either Bank or to the Borrowers for any action taken or omitted upon the written instruction of both Banks: provided that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement, the Loan Agreement or any other Loan Document or applicable law. The parties further agree that no provision of the Loan Agreement or any other Loan Document may be changed, waived, discharged, or terminated, unless accomplished by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought.

SECTION 3. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of each Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee (or subsequent holder assignment to whom the Agent has received notice) and in form satisfactory to the Agent, (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or other experts; (c) makes no warranty or representation to the Banks and shall not be responsible to the Banks for any statements, warranties, or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any other Loan Document on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers;
(e) shall not be responsible to the Banks for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or telephone facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 4. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or the other Bank and based on the financial statements of the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents to which it is a party. Each Bank also acknowledges that it will , independently and without reliance upon the Agent or the other Bank and based on such document and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents to which it is a party.

SECTION 5.  Indemnification.  The Banks agree to indemnify the
Agent, ratably according to the unpaid principal amount of their respective advances made by each Bank under the Loan (or if no advances are at the time outstanding, according to their 50% Pro Rata Share) , from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the Agent's gross negligence or willful misconduct.

SECTION 6.  Advances, Etc. (a) Each Borrowing Notice given to the
Agent by the Borrowers, except for a request for an Overnight Rate Borrowing, shall constitute a request for a pro rata borrowing from the Banks in accordance with each Bank's 50% Pro Rata Share, and each such advance shall bear interest at either the CD Rate, LIBO Rate or Prime Rate, as requested by the Borrowers, and determined by the Agent. Each Bank shall, on the date of each such advance under the Loan, make its 50% Pro Rata Share of such advance available to the Agent at Seafirst Agency Services, 701 Fifth Ave. , 16th Floor, Seattle, Washington 98104, Attention Dora A. Brown, i-n same day funds. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 7 of the Loan Agreement, the Agent will make such funds available to the Borrowers in accordance with Section 3.4.1 of the Loan Agreement.

(b) Each Borrowing Notice given to Agent by Borrowers for an
Overnight Rate Borrowing shall constitute a request for a borrowing from the Bank offering the Overnight Rate Borrowing selected by Borrowers, subject to the limitations set forth in Sections 3.5.4 and 3.5.5 of the Loan Agreement. The Bank providing the Overnight Rate Borrowing on the date of each such advance shall make such advance available to Borrowers directly, upon fulfillment of the applicable conditions set forth in
Section 7 of the Loan Agreement ' by crediting the advance as requested by Borrowers, in same day funds. Such Bank shall immediately give the Agent written notice of the date, amount, and maturity of such advance.

(c) Unless the Agent shall have received notice from a Bank prior to the date of any advance under the Loan that such Bank will not make such advance available to the Agent, the Agent may assume that such Bank has made such advance available to the Agent on the date thereof, and the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Bank shall not have made such advance available to the Agent, such Bank agrees to repay to the Agent on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Agent, at the interest rate applicable to the advance made. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's advance for the purpose of this Agreement and the Loan Agreement.

SECTION 7.  Conversion to and from Overnight Rate Borrowings.  (a)
In the event the Borrowers elect to convert an Overnight Rate Borrowing to a CD Rate Borrowing, LIBO Rate Borrowing, or Prime Rate Borrowing, then on the date of such interest rate conversion, the Bank which did not make the Overnight Rate Borrowing subject to the interest rate conversion shall make available to the Agent at Seafirst Agency Services, 701 Fifth Ave., 16th Floor, Seattle, Washington 98104, Attention Dora A. Brown, in same day funds, its 50% Pro Rata Share of the CD Rate Borrowing, LIBO Rate Borrowing or Prime Rate Borrowing, as the case may be, which is subject to the interest rate conversion, for disbursement to the other Bank. After the Agent's receipt of such funds, the Agent will make such funds available to the Bank entitled thereto.

(b) In the event the Borrowers elect to convert to an Overnight
Rate Borrowing from a CD Rate Borrowing or a LIBO Rate Borrowing at the end of the Interest Period applicable thereto, or from a Prime Rate Borrowing at any time, then on the date of such interest rate conversion, the Bank which is making such Overnight Rate Borrowing shall make available to the Agent at Seafirst Agency Services, 70l Fifth Ave., 16th Floor, Seattle, Washington 98104, Attention Dora A. Brown, in same day funds, its 50% Pro Rata Share of the CD Rate Borrowing, LIBO Rate Borrowing, or Prime Rate Borrowing, as the case may be, which is subject to the interest rate conversion for disbursement to the other Bank. After the Agent's receipt of such funds the Agent will make such funds available to the Bank entitled thereto.

(c) If and to the extent that a Bank shall not have made funds available to the Agent at the time and in the amount required by Sections 7(a) and 7(b) hereof, such Bank agrees to pay the Agent on demand such amount, together with interest thereon, from the date such amount is due until the date such amount is paid to the Agent, at a fluctuating interest rate per annum equal for each such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day for the next preceding Business Day) by the Federal Reserve Bank of San Francisco, or, if such rate is not published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

SECTION 8.  Notices of Interest Rate Determination and Protection.
(a) The Agent shall give prompt notice to the Borrowers and the Banks of the applicable interest rate determined by the Agent for each CD Rate Borrowing, LIBO Rate Borrowing, and Prime Rate Borrowing under the Loan Agreement.

(b) The Agent shall give prompt notice to the Banks of all notices given to the Borrowers pursuant to Section 6.2 and 6.3 of the Loan Agreement.

(c) The Agent shall give prompt notice to the Banks of all notices given by the Borrowers to the Agent pursuant to Section 8.8 of the Loan Agreement.

SECTION 9. Sharing of Payments Prior to Default. (a) Promptly after receipt by the Agent of each payment of principal made by the Borrowers under the Notes, the Agent will cause to be applied to the Banks' respective Notes and distributed to the Banks like funds in accordance with each Bank's 50% Pro Rata Share for all CD Rate Borrowings, LIBO Rate Borrowings, and Prime Rate Borrowings, and ratably in accordance with the respective outstanding principal amounts of each Bank's Overnight Rate Borrowings. Promptly after receipt by the Agent of each payment of interest on account of CD Rate Borrowings, LIBO Rate Borrowings, and Prime Rate Borrowings made by the Borrowers under the Notes, the Agent will cause to be applied to the Banks' respective Notes and distributed to the Banks like funds in accordance with each Bank's 50% Pro Rata Share. Promptly after receipt by the Agent of each payment of the Commitment Fee made by the Borrowers under the Loan Agreement, the Agent will cause to be distributed funds, in like funds, to each Bank its proportionate share of the Commitment Fee based on each Bank's share of the unused portion of the Loan for the applicable period for which the Commitment Fee is based.

(b) Each payment of interest on account of Seafirst Overnight Rate Borrowings made by the Borrowers under Seafirst's Note shall be paid directly to Seafirst. Each payment of interest on account of U.S. Bank Overnight Rate Borrowings made by the Borrowers under U.S. Bank's Note shall be paid directly to U.S. Bank.

(c) Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment to be shared by the Banks in accordance with Section 9(a) hereof is due that the Borrowers will not make such payment in full, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank
on such due date an amount equal to the amount then due such Bank.   If
and to the extent the Borrowers shall not have made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at a fluctuating interest rate per annum equal for each such day to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of San Francisco, or, if such rate is not published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

(d) If any Bank shall obtain any payment prior to occurrence of an Event of Default (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan in excess of its ratable share of payments to which such Bank is entitled pursuant to Section 9(a) and 9(b) hereof; such Bank shall forthwith pay over to the other Bank such amount as shall be necessary to cause such Bank to share the excess payment ratably with the other Bank in accordance with
Section 9(a) and 9(b) hereof; provided that if all or any portion of such excess payment is thereafter recovered from such paying Bank, such payment shall be rescinded and such Bank shall repay to the paying Bank an amount equal to such Bank's ratable share of the total amount so recovered from the paying Bank.

SECTION 10.  Sharing of Payments After Default.  Upon the
occurrence of an Event of Default, the Banks shall cause a payment to be made between themselves on account of the outstanding principal balance of their respective Overnight Rate Borrowings so that the outstanding principal balance of all advances under the Loan as of the close of business on the date upon which each Bank had notice of the Event of Default shall be shared by the Banks based upon their 50% Pro Rata
Shares.   Each Bank agrees that upon the occurrence of an Event of
Default and after the payment between the Banks as contemplated in this
Section 10, all payments received from the Borrowers (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) shall be shared by the Banks based upon their 50% Pro Rata Shares. If any Bank shall obtain any payment from the Borrowers in excess of such Bank's 50% Pro Rata Share, such Bank shall forthwith pay over to the other Bank such amount as shall be necessary to cause such Bank to share the excess payment with the other Bank in accordance with each Bank's 50% Pro Rata Share: provided that if all or a portion of such excess payment is thereafter recovered from such paying Bank, such payment shall be rescinded and such Bank shall repay to the paying Bank an amount equal to such Banks' 50% Pro Rata Share of the total amount so recovered from the paying Bank.

SECTION 11. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, unless the Agent shall have received notice from a Bank or the Borrowers which shall state that such notice is a "notice of default" and shall describe such Event of Default. If the Agent receives such a notice of default, then the Agent shall give notice of such Event of Default to each Bank, or to Borrowers in the event that Borrowers are not the defaulting party.

SECTION 12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and Borrowers. Upon any such resignation, Banks and Borrowers shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Banks and Borrowers and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation of Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any state thereof. Upon the acceptance by a successor Agent of any appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 13. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including communication by telephone facsimile transmission, telegraph, telex or cable) and mailed, telegraphed, telexed, cabled, transmitted by telephone facsimile or delivered to the Borrowers, the Banks and the Agent at their respective addresses and telephone facsimile numbers set forth below:

(a) If to Borrowers:

Egghead, Inc. and
D J & J Software Corporation
22011 S.E. 5lst Street
Issaquah, Washington 98027-7004
Attention:  Carolyn J. Tobias
SVP, CFO & Secretary
Facsimile:  (206) 391-6267

(b) If to Agent:

Seafirst Agency Services
701 Fifth Ave., 16th Floor
Seattle, Washington 98104
Attention: Dora A. Brown
Ass't Vice President
Facsimile:  (206) 358-0971

(c) If to Seafirst:

Seattle-First National Bank Northwest National Division, CSC-12
701 Fifth Avenue, 12th Floor Seattle, Washington 98104
Attention:  David A. Dehlendorf
Vice President
Facsimile:  (206) 358-3113

(d) If to U.S. Bank:

U.S. Bank of Washington, National Association 1420 Fifth Avenue,
11th Floor
Seattle, Washington 98101
Attention:  Wade Black
Assistant Vice President
Facsimile:  (206)  587-5259

or, as to each party, at such other address or telephone facsimile number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telexed, cabled, or transmitted by telephone facsimile, be effective upon receipt.

SECTION 14. Binding Effect: Governing Law. This Agreement shall become effective when it shall have been executed by the Banks, the Borrowers, and the Agent and thereafter shall be binding upon and inure to the benefit of the Banks, the Borrowers, the Agent, and their respective successors and assigns, except that no party hereto shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Washington.

SECTION 15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Borrowers and Agent and Banks have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

BORROWERS:

DJ&J SOFTWARE CORPORATION                        EGGHEAD, INC.

By:  Terence M. Strom                            By:  Terence M. Strom
Title:  CEO                                      Title:  CEO

By:  Carolyn J. Tobias                           By:  Carolyn J. Tobias
Title:  CFO                                      Title:  CFO


BANKS:

SEATTLE-FIRST NATIONAL BANK                   U.S. BANK OF WASHINGTON,
                                              NATIONAL ASSOCIATION

By:  David A. Dehlendorf                      By:  Wade Black
Title:  Vice President                        Title:  Assistant Vice President


AGENT:

SEATTLE-FIRST NATIONAL BANK

By:  Dora A. Brown
Title:  Assistant Vice President



10/13/94